Exhibit 5.1

801 California Street	650.988.8500
Mountain View, CA 94041	Fenwick.com

January 11, 2022
Nextdoor Holdings, Inc.
420 Taylor Street,
San Francisco, CA 94012
Ladies and Gentlemen:
As counsel to Nextdoor Holdings, Inc., a Delaware corporation (the “Company”), we have examined the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about January 11, 2022 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of (i) 77,923,980 shares of the Company’s Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”), subject to issuance by the Company (a) upon the exercise or settlement of equity awards to be granted under the Company’s 2021 Equity Incentive Plan (the “2021 EIP”), and (b) pursuant to purchase rights to acquire shares of Class A Common Stock to be granted under the Company’s 2021 Employee Stock Purchase Plan (the “Purchase Plan”); and (ii) an aggregate of 60,569,199 shares of Class A Common Stock, pursuant to the conversion of shares of the Company’s Class B Common Stock, $0.0001 par value per share (the “Class B Common Stock”) issuable upon the exercise or settlement of equity awards granted under (a) the Company’s 2008 Equity Incentive Plan (the “2008 EIP”) and (b) the Company’s 2018 Equity Incentive Plan (the “2018 EIP” and together with the 2021 EIP, the Purchase Plan and the 2008 EIP, the “Plans”).
The 77,923,980 shares of Class A Common Stock described in clause (i) of the preceding paragraph and the 60,569,199 shares of Class B Common Stock described in clause (ii) of the preceding paragraph are collectively referred to herein as the “Shares”. At your request, we are providing this letter to express our opinion on the matters set forth below in this letter (“our opinion”).
In connection with our opinion expressed below, we have examined originals or copies of the Company’s amended and restated certificate of incorporation and restated bylaws, the Plans, certain corporate proceedings of the Company’s board of directors and stockholders relating to the Registration Statement, the Plans and the Company’s current amended and restated certificate of incorporation and restated bylaws, and such other agreements, documents, certificates and statements of the Company and public or governmental officials as we have deemed advisable, and have examined such questions of law as we have considered necessary. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures on documents submitted to us, the conformity to originals of all documents submitted to us as copies, and the absence of any undisclosed termination, waiver or amendment to any document reviewed by us. In giving our opinion, we have also relied upon a good standing certificate regarding the Company issued by the Delaware Secretary of State and representations made to us by the Company, including representations that the Company has available a sufficient number of authorized shares of Class A Common Stock and Class B Common Stock that are not currently outstanding or reserved for issuance under other outstanding securities or plans of the Company, to enable the Company to issue and deliver all of the Shares as of the date of this letter.

We render this opinion only with respect to, and we express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing Delaware General Corporation Law (“DGCL”).
Based upon, and subject to, the foregoing, it is our opinion that when the 138,493,179 shares of Class A Common Stock and Class B Common Stock that may be issued and sold by the Company upon the exercise or settlement of equity awards to be granted under the Plans have been issued and sold by the Company against the Company’s receipt of payment therefore (in an amount and type of consideration not less than the par value per share), if applicable, in accordance with the terms (including payment provisions) of each of the Plans, and have been duly registered on the books of the transfer agent and registrar for the Shares in the name or on behalf of the holders thereof, such Shares will be validly issued, fully paid and non-assessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectuses constituting a part thereof and any amendments thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is intended solely for use in connection with the issuance and sale of Shares subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very Truly Yours

/s/ Fenwick & West LLP

Fenwick & West LLP
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